UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2006
Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas	77081
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-796-8822
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 8.01. Other Events.
     Encysive Pharmaceuticals today announced the initiation of enrollment in a dose ranging study of TBC3711, the Company’s next-generation, highly selective endothelin receptor antagonist. The 12-week, multi-center, randomized, double-blind, placebo-controlled study will evaluate four once-daily, oral doses of TBC3711 in approximately 150 patients with resistant hypertension.
     Diagnosed resistant hypertension patients enrolled in the study will be randomized to one of four double-blind TBC3711 treatment arms or a placebo arm. Each arm will consist of approximately 30 patients. All study arms will receive once daily doses of either TBC3711 or placebo. TBC3711 or placebo will be given concomitantly with each patient’s current anti-hypertensive regimen. Primary outcome data will consist of blood pressure measurements taken pre-dose and two hours post-dose.
     TBC3711 is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove effective in the treatment of a variety of diseases where the regulation of vascular constriction is important, including resistant hypertension. TBC3711 is a next-generation endothelin A antagonist which possesses high oral bioavailability and is even more selective and potent than Thelin™, Encysive’s pulmonary arterial hypertension treatment. TBC3711 is greater than 100,000-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
     Hypertension (blood pressure of 140/90 mmHg or higher) affects approximately 50 million individuals in the United States and approximately 1 billion individuals worldwide. A direct relationship exists between increased blood pressure and risk of heart attack, stroke, kidney disease and heart failure. Many individuals can successfully lower blood pressure through lifestyle modifications and/or treatment with one or more approved hypertension drugs. Resistant hypertension is defined as the failure to reach goal blood pressure (<140/90 mmHg) in patients who are adhering to a regimen of full doses of three anti-hypertensive drugs, including a diuretic.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC. (Registrant)
Date: January 9, 2006	/s/ Stephen L. Mueller
Stephen L. Mueller
Vice President, Finance and Administration Secretary and Treasurer